Exhibit 99.1

FOR IMMEDIATE RELEASE

IFF Raises Quarterly Dividend

NEW YORK, N.Y., July 26, 2011 – International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, announced that its Board of Directors has authorized an increase in the Company’s quarterly cash dividend, raising it 15 percent from $0.27 to $0.31. The increased quarterly dividend of $0.31 per share will be paid on October 5, 2011 to all IFF shareholders of record as of September 21, 2011.

“As part of our continued commitment to maximize shareholder value, we are pleased to announce our sixth dividend increase in seven years,” said Doug Tough, Chairman and CEO. “We believe this increase underscores our strong financial condition and excellent cash flow position, as well as our Board’s confidence in IFF’s future growth opportunities.”

About IFF:

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight, combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 33 countries worldwide. For more information, please visit our website at www.iff.com.

Investor Contact:
Michael DeVeau
212-708-7164